Exhibit 99.1
NEWS CORPORATION REPORTS SECOND QUARTER RESULTS FOR FISCAL 2023
FISCAL 2023 SECOND QUARTER KEY FINANCIAL HIGHLIGHTS

•Revenues in the quarter were $2.52 billion, a 7% decrease compared to $2.72 billion in the prior year, reflecting a $171 million, or 6%, negative impact from foreign currency fluctuations. Adjusted Revenues decreased 3%
•Net income in the quarter was $94 million compared to $262 million in the prior year
•Total Segment EBITDA in the quarter was $409 million compared to $586 million in the prior year
•In the quarter, reported EPS were $0.12 compared to $0.40 in the prior year – Adjusted EPS were $0.14 compared to $0.44 in the prior year
•At the Dow Jones segment, revenues from its professional information business grew 45%, benefiting from the acquisitions of OPIS and CMA and the ongoing momentum in its Risk & Compliance products
•At the Subscription Video Services segment, higher streaming revenues from Foxtel’s Kayo and BINGE continued to offset broadcast revenue declines
•Revenues at News UK continued to benefit from strong digital advertising revenue growth at The Sun, highlighting the brand’s successful expansion into the U.S. and increase in yield
•Engaged in discussions with CoStar Group regarding a potential sale of Move

NEW YORK, NY – February 9, 2023 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended December 31, 2022.

Commenting on the results, Chief Executive Robert Thomson said:

“The second quarter highlighted the progress made in certain of our business segments. Obviously, a surge in interest rates and acute inflation had a tangible impact on all of our businesses. But we believe these challenges are more ephemeral than eternal. Just as our company passed the stress-test of the pandemic with record profits, the initiatives now underway, including an expected 5 percent headcount reduction, or around 1,250 positions this calendar year, will create a robust platform for future growth.

Even in the midst of the obvious global challenges, the professional information business at Dow Jones displayed particular promise, with revenues surging 45 percent year-over-year. That encouraging result highlights the value of our opportunistic acquisitions of OPIS and CMA, and continuing growth at our burgeoning Risk and Compliance business.

In terms of portfolio optimization, as publicly reported, we have been actively engaged in discussions with CoStar Group about a potential sale of Move. Any transaction would be designed to create shareholder value and strengthen Realtor.com®’s competitive position.”

SECOND QUARTER RESULTS

The Company reported fiscal 2023 second quarter total revenues of $2.52 billion, a 7% decrease compared to $2.72 billion in the prior year period. The decline was primarily due to a $171 million, or 6%, negative impact from foreign currency fluctuations, lower revenues at the Book Publishing segment primarily due to lower book sales and lower revenues at the Digital Real Estate Services segment due to challenging housing market conditions in Australia and the U.S. The decline was partially offset by higher Dow Jones segment revenues, which includes the acquisitions of OPIS and Chemical Market Analytics (“CMA”), and higher Subscription Video Services revenues on a constant currency basis. Adjusted Revenues (which excludes the foreign currency impact, acquisitions and divestitures as defined in Note 2) decreased 3%.

Net income for the quarter was $94 million, a 64% decline compared to $262 million in the prior year, primarily due to lower Total Segment EBITDA, as discussed below, and higher losses from equity affiliates due to losses from the Company’s investment in a newly launched sports wagering platform in Australia, partially offset by lower tax expense.

The Company reported second quarter Total Segment EBITDA of $409 million, a 30% decline compared to $586 million in the prior year, primarily due to higher costs at the Dow Jones segment, higher operating expenses at the News Media segment, partly due to inflationary pressures, lower revenues, as discussed above, and a $30 million, or 5%, negative impact from foreign currency fluctuations. The results this quarter also include $6 million of one-time costs related to the professional fees incurred by the Special Committee and the Company in connection with evaluating the proposal from the Murdoch Family Trust. Adjusted Total Segment EBITDA (as defined in Note 2) decreased 28%.

Net income per share attributable to News Corporation stockholders was $0.12 as compared to $0.40 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.14 compared to $0.44 in the prior year.

SEGMENT REVIEW

	For the three months ended December 31,			For the six months ended December 31,
	2022	2021	% Change	2022	2021	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Digital Real Estate Services	$386	$456	(15)%	$807	$882	(9)%
Subscription Video Services	462	498	(7)%	964	1,008	(4)%
Dow Jones	563	508	11%	1,078	952	13%
Book Publishing	531	617	(14)%	1,018	1,163	(12)%
News Media	579	638	(9)%	1,132	1,214	(7)%
Other	—	—	—%	—	—	—%
Total Revenues	$2,521	$2,717	(7)%	$4,999	$5,219	(4)%

Segment EBITDA:
Digital Real Estate Services	$128	$178	(28)%	$247	$316	(22)%
Subscription Video Services	90	86	5%	201	200	1%
Dow Jones	139	144	(3)%	252	239	5%
Book Publishing	51	107	(52)%	90	192	(53)%
News Media	59	111	(47)%	77	145	(47)%
Other	(58)	(40)	(45)%	(108)	(96)	(13)%
Total Segment EBITDA	$409	$586	(30)%	$759	$996	(24)%

Digital Real Estate Services

Revenues in the quarter decreased $70 million, or 15%, compared to the prior year, reflecting a $26 million, or 5%, negative impact from foreign currency fluctuations. Segment EBITDA in the quarter decreased $50 million, or 28%, compared to the prior year, primarily due to the lower revenues and a $13 million, or 7%, negative impact from foreign currency fluctuations, partially offset by lower broker commissions at REA Group. Adjusted Revenues and Adjusted Segment EBITDA (as defined in Note 2) decreased 10% and 22%, respectively.

In the quarter, revenues at REA Group decreased $47 million, or 16%, to $240 million, driven by a $26 million, or 9%, negative impact from foreign currency fluctuations, lower financial services revenues due to declines in settlement activity and lower Australian residential revenues due to the decline in national listings, most notably in Sydney and Melbourne. The decline was partially offset by price increases and increased depth penetration in the Australian residential and commercial businesses, increased penetration of Premiere Plus and higher revenues from REA India. Australian national residential buy listing volumes in the quarter declined 21% compared to the prior year, with listings in Sydney and Melbourne down 34% and 31%, respectively.

Move’s revenues in the quarter decreased $23 million, or 14%, to $146 million, primarily as a result of lower real estate revenues. Real estate revenues, which represented 83% of total Move revenues, decreased $25 million, or 17%, driven by the impact of the macroeconomic environment on the housing market, including higher household interest rates, which has led to lower lead and transaction volumes. Revenues from the referral model, which includes the ReadyConnect Concierge℠ product, and the traditional lead generation product decreased due to these factors. The referral model generated 27% of total Move revenues in the quarter compared to 32% in the prior year. Based on Move’s internal data, average monthly unique users of Realtor.com®’s web and mobile sites for the fiscal second quarter declined 23% year-over-year to 66 million. Lead volume declined 37%.

Subscription Video Services

Revenues of $462 million in the quarter decreased $36 million, or 7%, compared with the prior year, due to a $52 million, or 10%, negative impact from foreign currency fluctuations. Adjusted Revenues of $514 million increased 3% compared to the prior year. Higher revenues from Kayo and BINGE, driven by increases in both volume and pricing, and higher commercial revenues were partially offset by the impact from fewer residential broadcast subscribers and lower advertising revenues. Foxtel Group streaming subscription revenues represented approximately 26% of total circulation and subscription revenues in the quarter, as compared to 19% in the prior year.

As of December 31, 2022, Foxtel’s total closing paid subscribers were over 4.3 million, a 10% increase compared to the prior year, primarily due to the growth in BINGE and Kayo subscribers, partially offset by lower residential broadcast subscribers. Broadcast subscriber churn in the quarter improved slightly to 12.9% from 13.0% in the prior year. Broadcast ARPU for the quarter increased 2% year-over-year to A$83 (US$55).

	As of December 31,
	2022	2021
	(in 000's)
Broadcast Subscribers
Residential	1,401	1,564
Commercial	230	218
Streaming Subscribers (Total (Paid))
Kayo	1,136 (1,126 paid)	1,031 (1,013 paid)
BINGE	1,439 (1,375 paid)	1,037 (928 paid)
Foxtel Now	183 (177 paid)	219 (211 paid)

Total Subscribers (Total (Paid))	4,414 (4,329 paid)	4,075 (3,937 paid)

Segment EBITDA in the quarter increased $4 million, or 5%, compared with the prior year, reflecting a $10 million, or 11%, negative impact from foreign currency fluctuations. The growth was partially offset by higher sports programming rights and production costs, driven by contractual increases and enhanced digital rights, as well as higher entertainment rights costs due to an increase in content availability compared to the prior year. Adjusted Segment EBITDA increased 16%.

Dow Jones

Revenues in the quarter increased $55 million, or 11%, compared to the prior year, which includes $36 million and $18 million contributions from the acquisitions of OPIS and CMA, respectively. Adjusted Revenues at the Dow Jones segment increased 1% compared to the prior year, primarily due to the growth in circulation and subscription revenues from continued digital subscription gains and growth in Risk & Compliance products. The growth was partially offset by lower advertising revenues. Digital revenues at Dow Jones in the quarter represented 76% of total revenues compared to 72% in the prior year.

Circulation and subscription revenues increased $61 million, or 17%, which includes the contributions from the acquisitions of OPIS and CMA. Circulation revenue grew 3%, reflecting the continued growth in digital-only subscriptions, primarily at The Wall Street Journal. Professional information business revenues grew 45%, primarily driven by the acquisitions of OPIS and CMA and growth in Risk & Compliance products, partially offset by negative foreign currency fluctuations. Revenues from the Risk & Compliance products grew 13%, which includes a 7% negative impact from foreign currency fluctuations. Digital circulation revenues accounted for 69% of circulation revenues for the quarter, compared to 67% in the prior year.

During the second quarter, total average subscriptions to Dow Jones’ consumer products reached over 4.9 million, a 5% increase compared to the prior year. Digital-only subscriptions to Dow Jones’ consumer products grew 10%. Total subscriptions to The Wall Street Journal grew 4% compared to the prior year, to nearly 3.8 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 9% to over 3.1 million average subscriptions in the quarter, and represented 84% of total Wall Street Journal subscriptions.

	For the three months ended December 31,
	2022	2021	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions	3,167	2,918	9%
Total subscriptions	3,780	3,618	4%
Barron’s Group
Digital-only subscriptions	894	757	18%
Total subscriptions	1,062	963	10%
Total Consumer
Digital-only subscriptions	4,139	3,774	10%
Total subscriptions	4,943	4,707	5%

Advertising revenues decreased $10 million, or 7%, primarily due to a 13% decline in print advertising revenues and a 3% decline in digital advertising revenues. Digital advertising accounted for 59% of total advertising revenues in the quarter, compared to 56% in the prior year.

Segment EBITDA for the quarter decreased $5 million, or 3%, which includes an $18 million combined contribution from the acquisitions of OPIS and CMA. The decline was primarily due to higher employee costs and higher marketing costs, partly due to timing. Adjusted Segment EBITDA decreased 16%.

Book Publishing

Revenues in the quarter decreased $86 million, or 14%, compared to the prior year, primarily driven by lower book sales due to slowing consumer demand industry-wide, difficult frontlist comparisons and some logistical constraints at Amazon. The decline also reflects a $22 million, or 4%, negative impact from foreign currency fluctuations. Key titles in the quarter included The Stories We Tell by Joanna Gaines, Demon Copperhead by Barbara Kingsolver and Faith Still Moves Mountains by Harris Faulkner. Adjusted Revenues decreased 11%. Digital sales declined 7% compared to the prior year due to lower e-book sales. Digital sales represented 19% of Consumer revenues for the quarter compared to 17% in the prior year. Backlist sales represented approximately 57% of total revenues in the quarter.

Segment EBITDA for the quarter decreased $56 million, or 52%, compared to the prior year, driven by lower revenues, as discussed above, ongoing supply chain, inventory and inflationary pressures on manufacturing, freight and distribution costs and a $2 million, or 2%, negative impact from foreign currency fluctuations, partially offset by lower costs due to lower sales volume and lower employee costs. These pressures are expected to continue to impact the business in the near term. Adjusted Segment EBITDA decreased 51%.

News Media

Revenues in the quarter decreased $59 million, or 9%, as compared to the prior year, driven by a $65 million, or 10%, negative impact from foreign currency fluctuations and lower advertising revenues in constant currency, partially offset by higher circulation and subscription revenues in constant currency. Within the segment, revenues at News Corp Australia and News UK decreased 13% and 10%, respectively, as both were impacted by negative foreign currency fluctuations. On a constant currency basis, revenues at News Corp Australia and News UK decreased 3% and increased 3%, respectively. Adjusted Revenues for the segment increased 1% compared to the prior year.

Circulation and subscription revenues decreased $20 million, or 7%, compared to the prior year, primarily due to a $31 million, or 11%, negative impact from foreign currency fluctuations and lower print volume. The decline was partially offset by cover price increases and digital subscriber growth.

Advertising revenues decreased $37 million, or 13%, compared to the prior year, primarily due to a $27 million, or 10%, negative impact from foreign currency fluctuations and lower print advertising at News UK and News Corp Australia. The decline was partially offset by growth in digital advertising, primarily at News UK (mainly at The Sun), and higher revenues at Wireless Group, partly due to the FIFA World Cup 2022.

In the quarter, Segment EBITDA decreased $52 million, or 47%, compared to the prior year, driven by lower revenues, as discussed above, and reflects a $5 million, or 5%, negative impact from foreign currency fluctuations. The decline was also due to approximately $22 million of higher costs related to TalkTV and other digital investments, primarily at News Corp Australia, the $21 million negative impact from higher newsprint prices, higher employee costs and higher marketing expenses, partially due to the increased spend in relation to the World Cup at News UK. The Segment EBITDA decline was partially offset by cost saving initiatives. Newsprint, production and distribution costs are expected to be higher in fiscal 2023 than the prior year due to supply chain and inflationary pressures, partially offset by the Company’s continued transition to digital products. Adjusted Segment EBITDA decreased 43%.

Digital revenues represented 37% of News Media segment revenues in the quarter, compared to 34% in the prior year, and represented 35% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of December 31, 2022 were 1,011,000 (924,000 for news mastheads), compared to 909,000 (861,000 for news mastheads) in the prior year (Source: Internal data)

•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of December 31, 2022 were 489,000, compared to 399,000 in the prior year (Source: Internal data)
•The Sun’s digital offering reached 194 million global monthly unique users in December 2022, compared to 163 million in the prior year (Source: Google Analytics)
•New York Post’s digital network reached 141 million unique users in December 2022, compared to 160 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities to free cash flow and free cash flow available to News Corporation:

	For the six months ended December 31,
	2022	2021
	(in millions)
Net cash provided by operating activities	$161	$430
Less: Capital expenditures	(217)	(208)
Free cash flow	(56)	222
Less: REA Group free cash flow	(96)	(121)
Plus: Cash dividends received from REA Group	50	43
Free cash flow available to News Corporation	$(102)	$144

Net cash provided by operating activities of $161 million for the six months ended December 31, 2022 was $269 million lower than $430 million in the prior year, primarily due to lower Total Segment EBITDA, as noted above, and higher working capital, partially offset by lower restructuring and tax payments.

Free cash flow in the six months ended December 31, 2022 was $(56) million compared to $222 million in the prior year. Free cash flow available to News Corporation in the six months ended December 31, 2022 was $(102) million compared to $144 million in the prior year period. The decrease in both free cash flow and free cash flow available to News Corporation was primarily due to lower cash provided by operating activities, as mentioned above. Foxtel’s capital expenditures for the six months ended December 31, 2022 were $84 million compared to $89 million in the prior year.

Free cash flow and free cash flow available to News Corporation are non-GAAP financial measures. Free cash flow is defined as net cash provided by operating activities, less capital expenditures, and free cash flow available to News Corporation is defined as free cash flow, less REA Group free cash flow, plus cash dividends received from REA Group.

The Company believes free cash flow provides useful information to management and investors about the Company’s liquidity and cash flow trends. The Company believes free cash flow available to News Corporation, which adjusts free cash flow to exclude REA Group’s free cash flow and include dividends received from REA Group, provides management and investors with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of both free cash flow and free cash flow available to News Corporation is that they do not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow and free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the

Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

SUBSEQUENT EVENTS

Potential Disposition of Move

In January 2023, the Company announced that it was engaged in discussions with CoStar Group, Inc. regarding a potential sale of its subsidiary, Move, Inc. However, there is no assurance regarding the timing or completion of any transaction.

OTHER ITEMS

Dividends

The Company today declared a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. The dividend is payable on April 12, 2023 to stockholders of record as of March 15, 2023.

Withdrawal of Proposal to Explore Potential Combination with Fox Corporation (“Fox”)

In October 2022, the Company announced that its Board of Directors (the “Board”), following the receipt of letters from K. Rupert Murdoch and the Murdoch Family Trust, had formed a special committee of independent and disinterested members of the Board (the “Special Committee”) to begin exploring a potential combination with Fox (the “Potential Transaction”). In January 2023, the Board of Directors received a letter from Mr. Murdoch withdrawing the proposal to explore the Potential Transaction. As a result of the letter, the Special Committee has been dissolved.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS, constant currency revenues, free cash flow and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2, 3 and 4 and the reconciliation of net cash provided by operating activities to free cash flow and free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00 p.m. EST on February 9, 2023. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Jim Kennedy
212-416-3363	212-416-4064
mflorin@newscorp.com	jkennedy@newscorp.com

Leslie Kim
212-416-4529
lkim@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended December 31,		For the six months ended December 31,
	2022	2021	2022	2021
Revenues:
Circulation and subscription	$1,085	$1,072	$2,196	$2,149
Advertising	464	519	870	924
Consumer	512	594	979	1,118
Real estate	301	352	624	672
Other	159	180	330	356
Total Revenues	2,521	2,717	4,999	5,219
Operating expenses	(1,294)	(1,279)	(2,567)	(2,523)
Selling, general and administrative	(818)	(852)	(1,673)	(1,700)
Depreciation and amortization	(174)	(168)	(353)	(333)
Impairment and restructuring charges	(19)	(23)	(40)	(45)
Equity losses of affiliates	(29)	(6)	(33)	(6)
Interest expense, net	(26)	(21)	(53)	(43)
Other, net	(6)	(7)	(24)	130
Income before income tax expense	155	361	256	699
Income tax expense	(61)	(99)	(96)	(170)
Net income	94	262	160	529
Less: Net income attributable to noncontrolling interests	(27)	(27)	(53)	(98)
Net income attributable to News Corporation stockholders	$67	$235	$107	$431

Weighted average shares outstanding:
Basic	576	592	579	592
Diluted	578	595	581	595

Net income attributable to News Corporation stockholders per share:
Basic	$0.12	$0.40	$0.18	$0.73
Diluted	$0.12	$0.40	$0.18	$0.72

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of December 31, 2022	As of June 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,328	$1,822
Receivables, net	1,636	1,502
Inventory, net	328	311
Other current assets	471	458
Total current assets	3,763	4,093

Non-current assets:
Investments	524	488
Property, plant and equipment, net	2,045	2,103
Operating lease right-of-use assets	1,021	891
Intangible assets, net	2,585	2,671
Goodwill	5,167	5,169
Deferred income tax assets	386	422
Other non-current assets	1,400	1,384
Total assets	$16,891	$17,221

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$308	$411
Accrued expenses	1,052	1,236
Deferred revenue	591	604
Current borrowings	27	293
Other current liabilities	961	975
Total current liabilities	2,939	3,519

Non-current liabilities:
Borrowings	2,998	2,776
Retirement benefit obligations	156	155
Deferred income tax liabilities	179	198
Operating lease liabilities	1,092	947
Other non-current liabilities	471	483
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	11,550	11,779
Accumulated deficit	(2,186)	(2,293)
Accumulated other comprehensive loss	(1,255)	(1,270)
Total News Corporation stockholders' equity	8,115	8,222
Noncontrolling interests	941	921
Total equity	9,056	9,143
Total liabilities and equity	$16,891	$17,221

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the six months ended December 31,
	2022	2021
Operating activities:
Net income	$160	$529
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	353	333
Operating lease expense	57	64
Equity losses of affiliates	33	6
Cash distributions received from affiliates	5	7
Other, net	24	(130)
Deferred income taxes and taxes payable	17	79
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(351)	(222)
Inventories, net	(11)	6
Accounts payable and other liabilities	(126)	(242)
Net cash provided by operating activities	161	430
Investing activities:
Capital expenditures	(217)	(208)
Acquisitions, net of cash acquired	(15)	(21)
Investments in equity affiliates and other	(92)	(46)
Proceeds from property, plant and equipment and other asset dispositions	8	(2)
Other, net	(21)	28
Net cash used in investing activities	(337)	(249)
Financing activities:
Borrowings	407	495
Repayment of borrowings	(462)	(500)
Repurchase of shares	(178)	(43)
Dividends paid	(89)	(86)
Other, net	10	(64)
Net cash used in financing activities	(312)	(198)
Net change in cash and cash equivalents	(488)	(17)
Cash and cash equivalents, beginning of period	1,822	2,236
Exchange movement on opening cash balance	(6)	(35)
Cash and cash equivalents, end of period	$1,328	$2,184

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net income to Total Segment EBITDA for the three and six months ended December 31, 2022 and 2021:

	For the three months ended December 31,
	2022	2021	Change	% Change
	(in millions)
Net income	$94	$262	$(168)	(64)%
Add:
Income tax expense	61	99	(38)	(38)%
Other, net	6	7	(1)	(14)%
Interest expense, net	26	21	5	24%
Equity losses of affiliates	29	6	23	**
Impairment and restructuring charges	19	23	(4)	(17)%
Depreciation and amortization	174	168	6	4%
Total Segment EBITDA	$409	$586	$(177)	(30)%
** - Not meaningful

	For the six months ended December 31,
	2022	2021	Change	% Change
	(in millions)
Net income	$160	$529	$(369)	(70)%
Add:
Income tax expense	96	170	(74)	(44)%
Other, net	24	(130)	154	**
Interest expense, net	53	43	10	23%
Equity losses of affiliates	33	6	27	**
Impairment and restructuring charges	40	45	(5)	(11)%
Depreciation and amortization	353	333	20	6%
Total Segment EBITDA	$759	$996	$(237)	(24)%
** - Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and six months ended December 31, 2022 and 2021:

	Revenues			Total Segment EBITDA
	For the three months ended December 31,			For the three months ended December 31,
	2022	2021	Difference	2022	2021	Difference
	(in millions)			(in millions)
As reported	$2,521	$2,717	$(196)	$409	$586	$(177)
Impact of acquisitions	(64)	—	(64)	(13)	—	(13)
Impact of divestitures	—	—	—	—	3	(3)
Impact of foreign currency fluctuations	171	—	171	30	—	30
Net impact of U.K. Newspaper Matters	—	—	—	3	4	(1)
As adjusted	$2,628	$2,717	$(89)	$429	$593	$(164)

	Revenues			Total Segment EBITDA
	For the six months ended December 31,			For the six months ended December 31,
	2022	2021	Difference	2022	2021	Difference
	(in millions)			(in millions)
As reported	$4,999	$5,219	$(220)	$759	$996	$(237)
Impact of acquisitions	(126)	—	(126)	(31)	—	(31)
Impact of divestitures	—	(1)	1	—	5	(5)
Impact of foreign currency fluctuations	324	—	324	53	—	53
Net impact of U.K. Newspaper Matters	—	—	—	9	6	3
As adjusted	$5,197	$5,218	$(21)	$790	$1,007	$(217)

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for the three and six months ended December 31, 2022 and 2021 are as follows:

	Fiscal Year 2023
	Q1	Q2
U.S. Dollar per Australian Dollar	$0.68	$0.66
U.S. Dollar per British Pound Sterling	$1.17	$1.17

	Fiscal Year 2022
	Q1	Q2
U.S. Dollar per Australian Dollar	$0.74	$0.73
U.S. Dollar per British Pound Sterling	$1.38	$1.35

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and six months ended December 31, 2022 and 2021 are as follows:

	For the three months ended December 31,
	2022	2021	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$409	$456	(10)%
Subscription Video Services	514	498	3%
Dow Jones	515	508	1%
Book Publishing	548	617	(11)%
News Media	642	638	1%
Other	—	—	—%
Adjusted Total Revenues	$2,628	$2,717	(3)%

Adjusted Segment EBITDA:
Digital Real Estate Services	$142	$181	(22)%
Subscription Video Services	100	86	16%
Dow Jones	121	144	(16)%
Book Publishing	52	107	(51)%
News Media	63	111	(43)%
Other	(49)	(36)	(36)%
Adjusted Total Segment EBITDA	$429	$593	(28)%

	For the six months ended December 31,
	2022	2021	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$846	$881	(4)%
Subscription Video Services	1,056	1,008	5%
Dow Jones	987	952	4%
Book Publishing	1,056	1,163	(9)%
News Media	1,252	1,214	3%
Other	—	—	—%
Adjusted Total Revenues	$5,197	$5,218	—%

Adjusted Segment EBITDA:
Digital Real Estate Services	$272	$321	(15)%
Subscription Video Services	220	200	10%
Dow Jones	215	239	(10)%
Book Publishing	94	192	(51)%
News Media	82	145	(43)%
Other	(93)	(90)	(3)%
Adjusted Total Segment EBITDA	$790	$1,007	(22)%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and six months ended December 31, 2022 and 2021:

	For the three months ended December 31, 2022
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$386	$(3)	$—	$26	$—	$409
Subscription Video Services	462	—	—	52	—	514
Dow Jones	563	(54)	—	6	—	515
Book Publishing	531	(5)	—	22	—	548
News Media	579	(2)	—	65	—	642
Other	—	—	—	—	—	—
Total Revenues	$2,521	$(64)	$—	$171	$—	$2,628

Segment EBITDA:
Digital Real Estate Services	$128	$1	$—	$13	$—	$142
Subscription Video Services	90	—	—	10	—	100
Dow Jones	139	(18)	—	—	—	121
Book Publishing	51	(1)	—	2	—	52
News Media	59	(1)	—	5	—	63
Other	(58)	6	—	—	3	(49)
Total Segment EBITDA	$409	$(13)	$—	$30	$3	$429

	For the six months ended December 31, 2022
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$807	$(7)	$—	$46	$—	$846
Subscription Video Services	964	—	—	92	—	1,056
Dow Jones	1,078	(106)	—	15	—	987
Book Publishing	1,018	(6)	—	44	—	1,056
News Media	1,132	(7)	—	127	—	1,252
Other	—	—	—	—	—	—
Total Revenues	$4,999	$(126)	$—	$324	$—	$5,197

Segment EBITDA:
Digital Real Estate Services	$247	$3	$—	$22	$—	$272
Subscription Video Services	201	—	—	19	—	220
Dow Jones	252	(37)	—	—	—	215
Book Publishing	90	(1)	—	5	—	94
News Media	77	(2)	—	7	—	82
Other	(108)	6	—	—	9	(93)
Total Segment EBITDA	$759	$(31)	$—	$53	$9	$790

	For the three months ended December 31, 2021
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$456	$—	$—	$—	$—	$456
Subscription Video Services	498	—	—	—	—	498
Dow Jones	508	—	—	—	—	508
Book Publishing	617	—	—	—	—	617
News Media	638	—	—	—	—	638
Other	—	—	—	—	—	—
Total Revenues	$2,717	$—	$—	$—	$—	$2,717

Segment EBITDA:
Digital Real Estate Services	$178	$—	$3	$—	$—	$181
Subscription Video Services	86	—	—	—	—	86
Dow Jones	144	—	—	—	—	144
Book Publishing	107	—	—	—	—	107
News Media	111	—	—	—	—	111
Other	(40)	—	—	—	4	(36)
Total Segment EBITDA	$586	$—	$3	$—	$4	$593

	For the six months ended December 31, 2021
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$882	$—	$(1)	$—	$—	$881
Subscription Video Services	1,008	—	—	—	—	1,008
Dow Jones	952	—	—	—	—	952
Book Publishing	1,163	—	—	—	—	1,163
News Media	1,214	—	—	—	—	1,214
Other	—	—	—	—	—	—
Total Revenues	$5,219	$—	$(1)	$—	$—	$5,218

Segment EBITDA:
Digital Real Estate Services	$316	$—	$5	$—	$—	$321
Subscription Video Services	200	—	—	—	—	200
Dow Jones	239	—	—	—	—	239
Book Publishing	192	—	—	—	—	192
News Media	145	—	—	—	—	145
Other	(96)	—	—	—	6	(90)
Total Segment EBITDA	$996	$—	$5	$—	$6	$1,007

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, litigation charges, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported net income attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three and six months ended December 31, 2022 and 2021:

	For the three months ended December 31, 2022		For the three months ended December 31, 2021
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$94		$262
Less: Net income attributable to noncontrolling interests	(27)		(27)
Net income attributable to News Corporation stockholders	$67	$0.12	$235	$0.40
U.K. Newspaper Matters	3	0.01	4	0.01
Impairment and restructuring charges	19	0.02	23	0.04
Equity losses of affiliates (a)	—	—	3	0.01
Other, net	6	0.01	7	0.01
Tax impact on items above	(12)	(0.02)	(10)	(0.02)
Impact of noncontrolling interest on items above	—	—	(2)	(0.01)
As adjusted	$83	$0.14	$260	$0.44
(a)During the three months ended December 31, 2021, the Company recognized a non-cash impairment charge related to an equity method investment.

	For the six months ended December 31, 2022		For the six months ended December 31, 2021
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$160		$529
Less: Net income attributable to noncontrolling interests	(53)		(98)
Net income attributable to News Corporation stockholders	$107	$0.18	$431	$0.72
U.K. Newspaper Matters	9	0.02	6	0.01
Impairment and restructuring charges	40	0.07	45	0.08
Equity losses of affiliates (a)	—	—	3	0.01
Other, net	24	0.04	(130)	(0.22)
Tax impact on items above	(27)	(0.05)	2	—
Impact of noncontrolling interest on items above	(1)	—	41	0.07
As adjusted	$152	$0.26	$398	$0.67
(a)During the six months ended December 31, 2021, the Company recognized a non-cash impairment charge related to an equity method investment.

NOTE 4 – CONSTANT CURRENCY REVENUES

The Company believes that the presentation of revenues excluding the impact of foreign currency fluctuations (“constant currency revenues”) provides useful information regarding the performance of the Company’s core business operations exclusive of distortions between periods caused by the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar as described in Note 2.

Constant currency revenues are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for revenues as determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues to constant currency revenues for the three and six months ended December 31, 2022:

	Q2 Fiscal 2022	Q2 Fiscal 2023	FX impact	Q2 Fiscal 2023 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$1,072	$1,085	$(82)	$1,167	1%	9%
Advertising	519	464	(33)	497	(11)%	(4)%
Consumer	594	512	(22)	534	(14)%	(10)%
Real estate	352	301	(20)	321	(14)%	(9)%
Other	180	159	(14)	173	(12)%	(4)%
Total revenues	$2,717	$2,521	$(171)	$2,692	(7)%	(1)%

Digital Real Estate Services:
Circulation and subscription	$3	$3	$—	$3	—%	—%
Advertising	33	33	(1)	$34	—%	3%
Real estate	352	301	(20)	$321	(14)%	(9)%
Other	68	49	(5)	$54	(28)%	(21)%
Total Digital Real Estate Services segment revenues	$456	$386	$(26)	$412	(15)%	(10)%

REA Group revenues	$287	$240	$(26)	$266	(16)%	(7)%

Subscription Video Services:
Circulation and subscription	$433	$405	$(45)	$450	(6)%	4%
Advertising	55	47	(5)	$52	(15)%	(5)%
Other	10	10	(2)	$12	—%	20%
Total Subscription Video Services segment revenues	$498	$462	$(52)	$514	(7)%	3%

	Q2 Fiscal 2022	Q2 Fiscal 2023	FX impact	Q2 Fiscal 2023 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Dow Jones:
Circulation and subscription	$356	$417	$(6)	$423	17%	19%
Advertising	141	131	—	$131	(7)%	(7)%
Other	11	15	—	$15	36%	36%
Total Dow Jones segment revenues	$508	$563	$(6)	$569	11%	12%

Book Publishing:
Consumer	594	512	(22)	$534	(14)%	(10)%
Other	23	19	—	$19	(17)%	(17)%
Total Book Publishing segment revenues	$617	$531	$(22)	$553	(14)%	(10)%

News Media:
Circulation and subscription	$280	$260	$(31)	$291	(7)%	4%
Advertising	290	253	(27)	$280	(13)%	(3)%
Other	68	66	(7)	$73	(3)%	7%
Total News Media segment revenues	$638	$579	$(65)	$644	(9)%	1%

News UK
Circulation and subscription	$139	$129	$(20)	$149	(7)%	7%
Advertising	95	83	(10)	$93	(13)%	(2)%
Other	29	26	(3)	$29	(10)%	—%
Total News UK revenues	$263	$238	$(33)	$271	(10)%	3%

News Corp Australia
Circulation and subscription	$117	$107	$(11)	$118	(9)%	1%
Advertising	131	113	(12)	$125	(14)%	(5)%
Other	40	32	(3)	$35	(20)%	(13)%
Total News Corp Australia revenues	$288	$252	$(26)	$278	(13)%	(3)%

	Q2 YTD Fiscal 2022	Q2 YTD Fiscal 2023	FX impact	Q2 YTD Fiscal 2023 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$2,149	$2,196	$(157)	$2,353	2%	9%
Advertising	924	870	(61)	931	(6)%	1%
Consumer	1,118	979	(44)	1,023	(12)%	(8)%
Real estate	672	624	(34)	658	(7)%	(2)%
Other	356	330	(28)	358	(7)%	1%
Total revenues	$5,219	$4,999	$(324)	$5,323	(4)%	2%

Digital Real Estate Services:
Circulation and subscription	$6	$6	$—	$6	—%	—%
Advertising	66	68	(2)	$70	3%	6%
Real estate	672	624	(34)	$658	(7)%	(2)%
Other	138	109	(10)	$119	(21)%	(14)%
Total Digital Real Estate Services segment revenues	$882	$807	$(46)	$853	(9)%	(3)%

REA Group revenues	$533	$492	$(46)	$538	(8)%	1%

Subscription Video Services:
Circulation and subscription	$873	$830	$(79)	$909	(5)%	4%
Advertising	114	111	(10)	$121	(3)%	6%
Other	21	23	(3)	$26	10%	24%
Total Subscription Video Services segment revenues	$1,008	$964	$(92)	$1,056	(4)%	5%

Dow Jones:
Circulation and subscription	$705	$831	$(15)	$846	18%	20%
Advertising	231	225	—	$225	(3)%	(3)%
Other	16	22	—	$22	38%	38%
Total Dow Jones segment revenues	$952	$1,078	$(15)	$1,093	13%	15%

Book Publishing:
Consumer	1,118	979	(44)	$1,023	(12)%	(8)%
Other	45	39	—	$39	(13)%	(13)%
Total Book Publishing segment revenues	$1,163	$1,018	$(44)	$1,062	(12)%	(9)%

	Q2 YTD Fiscal 2022	Q2 YTD Fiscal 2023	FX impact	Q2 YTD Fiscal 2023 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
News Media:
Circulation and subscription	$565	$529	$(63)	$592	(6)%	5%
Advertising	513	466	(49)	$515	(9)%	—%
Other	136	137	(15)	$152	1%	12%
Total News Media segment revenues	$1,214	$1,132	$(127)	$1,259	(7)%	4%

News UK
Circulation and subscription	$284	$263	$(43)	$306	(7)%	8%
Advertising	163	144	(19)	$163	(12)%	—%
Other	60	52	(8)	$60	(13)%	—%
Total News UK revenues	$507	$459	$(70)	$529	(9)%	4%

News Corp Australia
Circulation and subscription	$235	$219	$(20)	$239	(7)%	2%
Advertising	232	217	(20)	$237	(6)%	2%
Other	74	71	(6)	$77	(4)%	4%
Total News Corp Australia revenues	$541	$507	$(46)	$553	(6)%	2%